Exhibit 10.2

Executive Compensation Summary

Name/Title	2005 Base Salary	2005 Actual Annual Incentive Bonus Payment	Base Salary In Effect on 1/1/06	2006 Maximum Annual Incentive Bonus Payment (maximum percentage of 1/1/06 base salary)	2006 Base Salary Effective 4/1/06
Douglas K. Freeman Chairman and Chief Executive Officer	$550,000	$83,600	$550,000	150%	$625,000
R. Theodore Brauch Chief Risk Executive	$150,000	$29,858	$150,000	75%	$175,000
Steven F. Herbert Chief Finance Executive	$220,500	$111,915	$220,500	150%	$270,000
Charles E. Mapson Chief Legal Executive	$180,000	$33,962	$180,000	75%	$200,000
Jerald W. McCoy Chief Capital Markets Executive	$225,000	$83,824	$225,000	150%	$225,000
William M. Ross Chief Strategic Initiatives Executive	$225,000	$125,798	$225,000	150%	$225,000